Exhibit 1.1

(Translation)

ARTICLES OF INCORPORATION

(Amended as of June 19, 2003)

KONAMI CORPORATION

(Translation)

ARTICLES OF INCOPORATION

OF

KONAMI CORPORATION (the “Company”)

CHAPTER I

GENERAL PROVISIONS

Article 1. (Trade Name)

The name of the Company is Konami Kabushiki Kaisha, being expressed as “KONAMI CORPORATION” in English.

Article 2. (Purpose)

The purpose of the Company is to engage in the following business:

1.	Research, development, manufacture and distribution of software and hardware relating to electric appliances and electronic components;

2.	Planning, production and distribution of audio and video materials using records, tape, disc, film, etc.;

3.	Planning, production and distribution of books, magazines, and other publications;

4.	Development, manufacture and distribution of toys;

5.	Design of character products (with images of people, animals, etc. which have unique names or characters);

6.	Planning, production and distribution on the Internet;

7.	Planning, establishment and operation of shopping complex on the Internet, provision of know-how thereof and correspondence sales;

8.	Provision and distribution of software using communication circuits;

9.	Management of sports facilities and amusement arcades;

10.	Distribution of soft drinks, foods, alcoholic beverages, sports gear, clothing and computer game machines;

11.	Advertising agency, insurance agency, broadcasting business and leisure business including tour, sports, etc.;

12.	Purchase and sale of antiques;

13.	Sale, purchase, lease, blockage and management of real estate;

14.	Job placement;

15.	Holding of and investment in securities;

16.	Acquisition and management of copyrights, trademark rights, design rights, performance rights and rights to produce records and videos related to the preceding items;

17.	Import, export and agency business related to each of the preceding items;

18.	Investment in the party in charge of the business specified in the preceding items; and

19.	Any and all businesses incidental to any of the preceding items.

Article 3. (Location of Head Office)

The Company shall have its head office in Chiyoda-ku, Tokyo.

Article 4. (Method of Public Notice)

Public notices of the Company shall be made in the Nihon Keizai Shimbun.

CHAPTER II

SHARES

Article 5. (Total Number of Shares to be Issued)

The total number of shares authorized to be issued by the Company shall be four hundred fifty million (450,000,000); provided, however, that the number shall be, in case of cancellation, reduced by the number of shares so cancelled.

Article 6. (Number of Shares Constituting One Unit and Non-Issuance of Share Certificates Constituting Less than One Unit)

1. The number of shares of the Company which constitute one (1) unit shall be one hundred (100).

2. The Company shall not issue any share certificates for shares constituting less than one (1) unit (“Shares Constituting Less than One Unit”); unless otherwise provided for in the Share Handling Regulations.

Article 7. (Requests for purchase of fractional unit shares)

1. Shareholders (including, hereinafter, beneficial shareholders) who hold shares numbering less than one unit shall have the right to request (hereinafter, “request for additional shares”) that the Company sell to them that number of shares which will bring their current holdings up to one unit.

2. The periods for such requests of additional shares, the methods required to be used, etc., shall be governed by the Share Handling Regulations established by the Board of Directors.

Article 8. (Transfer Agent)

1. The Company shall have a transfer agent with respect to its shares.

2. The transfer agent and its handling office shall be selected by a resolution of the Board of Directors and public notice thereof shall be given.

3. The shareholders’ register (including beneficial shareholders’ register, hereinafter, the same) of the Company and its lost share certificates register shall be kept at the transfer agent’s handling office and the registration of transfer of shares, registration of pledge, record of trust assets, delivery of share certificates, the recording of lost stock certificates, purchase and sale of Shares Constituting Less than One Unit, acceptance of notifications and other matters relating to shares shall be handled by the transfer agent and not by the Company.purchase of Shares Constituting Less than One Unit, acceptance of notifications and other matters relating to shares and stock acquisition rights shall be handled by the transfer agent and not by the Company.

Article 9. (Share Handling Regulations)

The class of share certificates, the registration of transfer of shares, registration of pledge, record of trust assets, delivery of share certificates, the recording of lost stock certificates, purchase and sale of Shares Constituting Less than One Unit and other matters relating to shares shall be subject to the provisions of the Share Handling Regulations determined by the Board of Directors as well as these Articles of Incorporation.

Article 10. (Record date)

1. The Company shall deem that the shareholders, who are listed or recorded on the Shareholders’ Registers as of March 31 of every year are entitled to exercise their voting rights at the ordinary general meeting of shareholders for the relevant fiscal year.

2. In addition to the preceding paragraph, the Company may, giving prior public notice, fix a record date for the occasion whenever necessary by a resolution of the Board of Directors.

CHAPTER III

GENERAL MEETING OF SHAREHOLDERS

Article 11. (Convocation)

An ordinary general meeting of shareholders of the Company shall be convened within three (3) months after the day following each account settlement date of every fiscal year and an extraordinary general meeting of shareholders shall be convened from time to time whenever necessary. Such general meetings of shareholders shall be held within the wards in Tokyo.

Article 12. (Convener and Chairperson)

Chairman or President shall convene the general meetings of shareholders of the Company and act as a chairperson, unless otherwise provided for by laws or regulations. If both Chairman and President are unable to act in this capacity, one of the other Directors shall take his/her place in the order previously determined by a resolution of the Board of Directors.

Article 13. (Method of Resolution)

1. Unless otherwise provided for by laws, regulations or these Articles of Incorporation, any resolution at a general meeting of shareholders shall be approved by the majority of the voting rights of shareholders present.

2. Extraordinary resolutions, subject to Article 343 of the Commercial Code, can be made by a two-thirds vote of the shareholders present, who possess one-third or more of the total voting rights.

Article 14. (Exercise of Voting Rights by Proxy)

A shareholder may exercise his/her voting right by a proxy who is also a shareholder having voting right of the Company; provided, however, that only one (1) proxy shall be admitted and such proxy shall be required to submit documents evidencing his/her authority.

CHAPTER IV

DIRECTORS AND THE BOARD OF DIRECTORS

Article 15. (Number of Directors)

The number of Directors of the Company shall not be more than twenty-five (25).

Article 16. (Election of Directors)

1. Directors of the Company shall be elected at a general meeting of shareholders.

2. Directors of the Company shall be elected by the majority of the voting rights of shareholders present at a general meeting of shareholders where shareholders having one third (1/3) or more of voting rights of all the shareholders shall be present.

3. The election of Directors of the Company shall not be made by a cumulative voting.

Article 17. (Term of Office of Directors)

1. The term of office of Directors of the Company shall expire upon the conclusion of the ordinary general meeting of shareholders with respect to the last fiscal year ending within one (1) year after their assumption of office.

2. The term of office of Directors elected to increase the number of Directors shall expire at the time of expiration of the term of office of the other incumbent Directors.

3. The term of office of the Director elected to fill a vacancy of a retired Director shall be the remaining period of the term of office of such retired Director.

Article 18. (Representative Directors and Directors with Title)

Directors who represent the Company, President and any other Directors with specific titles shall be appointed at a meeting of the Board of Directors.

Article 19. (Convocation of the Meeting of the Board of Directors and Chairperson)

1. Chairman or President shall convene a meeting of the Board of Directors and act as a chairperson unless otherwise provided for by laws or regulations. If both Chairman and President are unable to act in this capacity, one of the other Directors shall take his/her place in the order previously determined by a resolution of the Board of Directors.

2. Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and Corporate Auditor three (3) days prior to the date of such meeting; provided, however, that such period may be shortened in case of emergency.

Article 20. (Regulations of the Board of Directors)

Matters regarding the Board of Directors of the Company shall be determined pursuant to the Regulations of the Board of Directors unless otherwise provided for by laws, regulations or these Articles of Incorporation.

Article 21. (Remuneration)

The remuneration of Directors shall be determined at a general meeting of shareholders.

CHAPTER V

CORPORATE AUDITORS AND THE BOARD OF CORPORATE AUDITORS

Article 22. (Number of Corporate Auditors)

The number of Corporate Auditors of the Company shall not be more than five (5).

Article 23. (Election of Corporate Auditors)

1. Corporate Auditors of the Company shall be elected at a general meeting of shareholders.

2. Corporate Auditors of the Company shall be elected by the majority of the voting rights of shareholders present at a general meeting of shareholders where shareholders having one third (1/3) or more of voting rights of all the shareholders shall be present.

Article 24. (Term of Office of Corporate Auditors)

1. The term of office of Corporate Auditors of the Company shall expire upon the conclusion of the ordinary general meeting of shareholders with respect to the fiscal year ending within four (4) years after their assumption of office.

2. The term of office of the Corporate Auditor elected to fill a vacancy of a retired Corporate Auditor shall be the remaining period of the term of office of such retired Corporate Auditor.

Article 25. (Standing Corporate Auditors)

Corporate Auditors shall elect Standing Corporate Auditors from and among themselves.

Article 26. (Notice of Convocation of the Meeting of the Board of Corporate Auditors)

Notice of convocation of a meeting of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor three (3) days prior to the date of such meeting; provided, however, that such period may be shortened in case of emergency.

Article 27. (Regulations of the Board of Corporate Auditors)

Matters regarding the Board of Corporate Auditors shall be determined pursuant to the Regulations of the Board of Corporate Auditors unless otherwise provided for by laws, regulations or these Articles of Incorporation.

Article 28. (Remuneration)

The remuneration of Corporate Auditors shall be determined at a general meeting of shareholders.

CHAPTER VI

ACCOUNTS

Article 29. (Business Year)

The business year of the Company shall commence on April 1 of every year and end on March 31 of the following year and the account settlement date shall be the last day of each business year.

Article 30. (Dividend and Interim Dividend)

1. Dividends shall be paid to the shareholders or the registered pledgees who are listed or recorded on the Shareholders’ registers as of the account settlement date.

2. The Company may, by a resolution of the Board of Directors, distribute interim dividends to the shareholders or the registered pledgees who are listed or recorded on the Shareholders’ registers as of September 30 every year.

Article 31. (Prescription)

If any dividend or any interim dividend remains unreceived after expiration of full three (3) years from the day on which such dividends become due and payable, the Company shall be relieved of the obligation to pay such dividends.